Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of New Frontier Health Corporation on Form F-3, of our report, dated April 1, 2019 relating to the balance sheet of New Frontier Corporation as of December 31, 2018 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from March 28, 2018 (date of inception) through December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

December 23, 2019